EXHIBIT 99.3

                                 April 30, 1997

Fellow Shareholder,

The enclosed press release contains highlights of our 1997 first-quarter results.

First-Quarter Results
         As you will read in the enclosed press release, Citizens enjoyed healthy revenue increases for the first quarter of 1997 over the corresponding period in 1996. However, earnings and earnings per share for the quarter were lower than those of the corresponding 1996 quarter.

         Revenue increases were the direct result of aggressive investment and sales and marketing activities in the expansion of Citizens' Electric Lightwave and Citizens Communications. Another important investment, our new image and branding campaign for Citizens Communications (formerly Citizens Telecom), which features a new name and logo supported by print, radio and television advertising, is aimed at boosting company recognition in our franchise territories and adjacent areas. Increased brand name recognition is crucial to the success of our in-market and out-of-market competitive telecommunications strategy.

Results in Perspective
         While we experienced substantial increases in revenue, 1997 first-quarter earnings were adversely affected by the large operating and capital expenditures and expenses associated with our increased sales and marketing activities, and network acquisition and construction costs related to the expansion of our telecommunications operations. The impact of such large new expenditures on earnings is not unique to Citizens, but has been experienced by other peer companies which are also revamping their technological infrastructure and retooling their culture to prepare for new opportunities.

         The market today is demanding more and more of the services we are providing. In order to continue to address customer demand promptly, we must put in place the systems, products and enhancements they want. If we do not, another provider will be all too ready to fill the need. As I shared with you in our 1996 annual report, we planned large expenditures in 1997 for such purposes. As I also stated, Citizens' evolution into a full-service communications company has been hard work, and that work is not yet over. It will continue to require significant expenditure during the remainder of the year in order to more fully develop, build and support the network and systems necessary to grow our businesses. This investment, which will have an impact on 1997 and 1998 earnings, is crucial to sustaining the robust revenue and earnings growth that has characterized the company for so many years. Citizens Communications and Citizens' Electric Lightwave's rapidly growing revenue streams demonstrate that they deserve additional funding.

Branding
         To succeed in an open and competitive marketplace, our networks need to be the state-of-the-art and our people alert to every opportunity. Customers must know who we are and what we can offer. As a result, our strategy today is focused on building and marketing a line of branded telecommunications products, including local and long distance, cellular, videoconferencing, conference calling, paging and more. Companies like AT&T, MCI and Sprint with great name recognition have spent hundreds of millions of dollars on advertising and promotion.

Our Strategy
         Citizens is not trying to compete with these giants in terms of dollars spent. Our strategy remains simple, though it is not without cost. It involves focusing our spending on second- and third-tier markets which are experiencing population and job growth rates above the national norm. These are the markets where we have community-based operations and a strong reputation. This is where we will concentrate our marketing of products and services branded with the Citizens name. Our plan is to move into adjacent markets only where we can use a locally based telemarketing and sales force.

         We are deploying an extensive national distribution network to serve as a pipeline for our products and services. Today we are carrying voice, video and data traffic over thousands of miles of leased or owned network that criss-crosses the United States.

         This national distribution network is comprised of our local exchange and long-distance facilities and those of Citizens' Electric Lightwave (ELI), our competitive local exchange company. Today, ELI serves the Phoenix, Portland, Seattle, Sacramento, and Salt Lake City metropolitan areas with a full range of telecommunications services, including high-speed voice, data and video transmission services over fiber-optic networks. ELI's continued expansion into other cities in the West is central to our strategy.

         Several other major initiatives that are requiring substantial expenditures are underway and will also contribute to lowering 1997 earnings, compared to 1996, but are nonetheless essential to achieving future record earnings. Among these are: 1) the installation of a new uniform billing and customer care system to address the inefficiencies of the multiple systems inherited with the acquisition of the former GTE and ALLTEL properties; 2) a Financial Group initiative to dramatically upgrade our in-house information technology, allowing for flexible and more efficient recording and reporting practices at multiple locations as well as providing more timely information to our financial and operations managers, shareholders and the financial community; and 3) branding and related identity projects for Citizens Utilities, Citizens Public Services, and Citizens' Electric Lightwave.

Looking Ahead
         The Board of Directors and management have made the hard choices necessary for the continued good health of this remarkable company. Citizens' earnings from operations continue to remain very sound and the company remains in excellent financial condition. The actions being taken will improve our ability to earn through the introduction of new products and services, growing our markets while we address competition and evolving conditions in our traditional markets. It is those who are most responsive to change who will thrive in this newly competitive world.

         I will  continue  to keep you  informed of our  progress.  All of us at
Citizens   remain   committed  to  doing  our  best  to  create  value  for  our shareholders, customers and employees.


                                                     Sincerely,

                                                     Leonard Tow
                                                     Chairman

Enclosure